Exhibit 99.1
CSB BANCORP ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS.
Margin Increases, Year to Date Net Income Increase.
MILLERSBURG, OH — (BUSINESS WIRE) — October 18, 2005 — CSB Bancorp, Inc., (CSBB.OB), parent company of The Commercial and Savings Bank, announced third quarter and nine-month year-to-date financial results.
For the most recent nine-month period, net income totaled $1,970,000, or $0.74 per share, compared to $1,875,000, or $0.71 per share a year earlier, a 5.1% increase on net income.
Net income for the three-month period ending September 30, 2005, stood at $690,000, compared to $747,000 for the third quarter of 2004. Quarterly earnings were $0.26 per share compared to the $0.28 per share in 2004.
Key earnings barometers performed as follows:
•	For the quarter ended September 30, 2005, net interest income was $3,214,000, up 14.3% from $2,812,000 in 2004. For the nine-month period, net interest income was $9,171,000, an increase of 10.7% over the $8,284,000 for the same period of the prior year. The increase was bolstered by the growth in business loans and consumer home equity loans, and rate increases from variable rate loans exceeding the cost of funding.

•	Non-interest income for the quarter stood at $539,000, up from $523,000 a year earlier. The Company recorded $1,626,000 in non-interest income for the nine months ended September 30, 2005, as compared to $1,568,000 for the same period the year before.

•	For the quarter just ended, the Company recorded no income from the sale of securities versus $559,000 for the same period a year ago. This non-recurring income explains the year-over-year third quarter revenue decrease.

•	Non-interest expenses for the quarter stood at $2,709,000, up from $2,673,000 a year earlier, and $8,020,000 at the nine-month mark, versus $7,723,000 for the same period the year before. The increase in non-interest expense is attributed to personnel expenses — mostly increased medical benefit programs, the additional expense to comply with Sarbanes-Oxley legislation, and the rising costs of expanding the Trust Department assets, that have increased by 50% from a year ago.

•	Deposit balances over the same period a year ago increased $16.2 million, or 6.7%.

•	The company’s credit quality improved over the third quarter a year ago. Delinquent loans (those 30 days or more past due) stood at .64% of total loans versus .97% in 2004. Non-performing loans were .36% of total loans versus .78% a year ago. The lower provision of $71,000 as compared to $250,000 for third quarter of 2004 was a result of both improved credit quality and lower net charge-offs.
“We had a solid quarter. Absent the 2004 income from securities sales in the third quarter of 2004, we would have outperformed all earnings and benchmark ratios. Even with that sale included, we came very close to beating the quarter. Year to date, we remain ahead of 2004.” stated John J. Limbert, President and Chief Executive Officer of CSB Bancorp, Inc.
Total consolidated assets at September 30, 2005 stood at $319,412,000, up from $317,340,000 at December 31, 2004 and $309,048,000 at September 30, 2004.
Limbert continued, “Our balance sheet reflects in-market growth without the addition of leverage or purchase transactions. Our $10 million in growth, or 3.4%, is the result of our associates’ service efforts and reflects increases in existing customer balances coupled with an inflow of new clients. We believe that initiatives underway should continue this organic growth.”
Based in Millersburg, Ohio, CSB Bancorp, Inc., is the parent company of The Commercial and Savings Bank, an Ohio banking corporation chartered in 1879 serving consumers and businesses through nine banking centers in Holmes, Tuscarawas and Wayne counties. CSB is located on the web at www.csb1.com.
Shares of CSB Bancorp, Inc. stock are traded through broker/dealers under the symbol “CSBB.OB” and through private transactions.
Forward-looking Statement. The information in this press release contains forward-looking statements including certain projections, plans and forecasts of expected future performance that are not historical facts and that are subject to a number of risk and uncertainties. Actual results and performance could differ materially from those contemplated or implied by these forward-looking statements.
NEWS EDITOR: for further information, please contact Paula Meiler, Senior Vice President and Chief Financial Officer of CSB Bancorp, Inc. at (330) 763-2873 or (800) 654-9015.

SEPTEMBER 30, 2005
QUARTERLY REPORT
FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE NINE MONTHS
	ENDED SEPTEMBER 30
	2005	2004

Assets	$319,412	$309,048
Net loans	$216,133	$212,277
Securities	$69,239	$64,933
Deposits	$255,745	$239,569
Shareholders’ equity	$36,392	$36,268
Net income	$1,970	$1,875
Earnings per share	$0.74	$0.71
Book value per outstanding share	$13.76	$13.71
KEY RATIOS

	AT OR FOR THE NINE MONTHS
	ENDED SEPTEMBER 30
	2005	2004

Return on average assets	0.84%	0.80%
Return on average equity	7.24%	7.17%
Net interest margin (tax equivalent)	4.28%	4.07%
Loans to deposits	85.47%	89.68%
Allowance for loan loss to total loans	1.12%	1.20%
Shareholders’ equity to total assets	11.39%	11.74%
Efficiency ratio	70.96%	69.87%

TO OUR SHAREHOLDERS

Dear Shareholder:
Our 2005 third quarter and year-to-date results, while quite good, are a perfect example of less actually being more. Third quarter 2005 unaudited net income of $690,000 was $57,000 or 7.6% less than the same period in 2004. On an earnings per share basis, the 2005 performance was $0.02 less than 2004, or 7.1%. So why is this more?
During the third quarter of 2004, we sold $11 million in out of state tax-exempt bonds and realized a $559,000 gain from the sale. By selling these bonds, we realized a profit that would have diminished, or in some cases actually disappeared, due to the ongoing increase in interest rates. Our third quarter core operating results, measured by the net interest margin after funding our loan loss provision, increased $581,000 over the same period a year ago.
The year-to-date nine-month unaudited net earnings performance of $1,970,000 remains $95,000, or 5.1%, ahead of last year. This represents an earnings per share increase of 4.2%. These results are also impacted by the same bond sale mentioned above. The net interest margin, measured as a percentage, improved 21 basis points to 4.28%! This benchmark ratio is a key indicator of the progress we have made in managing both rates and our balance sheet. Watch for other bank earnings reports and compare how their margin has changed.
Another less is more item is the change in a component of our equity. Within this area there is a line item labeled “Accumulated other comprehensive income (loss)”. Simply stated, this area reflects the dynamic changes within our investment portfolio. The value of bonds, the assets that constitute the bulk of the investments, declines as rates rise. Why? These are generally fixed rate investments, and when rates rise the imputed value of the bonds fall. As long as you hold quality investments, and hold the bond to maturity, there is no realized loss of principal. Accounting standards, however, require that when we classify our portfolio as available-for-sale, that we report the current fair market value of the bonds. The large negative change in this area is considered to be temporary.
So why is this “less is more”? Well, the reduction in our equity positively impacts our Return on Equity calculation and simultaneously lowers the Ohio franchise tax that we are required to pay.
Perhaps our most important component of our third quarter performance is the significant increase in deposits. Our deposits increased 6.75% for the period, or $16 million above September 30, 2004. The increase is reflected across virtually all sectors of our deposit product categories. This is an area where more is better than less!
We believe that our performance continues to reflect the improvements in your company. All our measurements, when adjusted for the bond sale, show improvements over the same fiscal period of a year ago.
The Federal Reserve’s continued policy of increasing short-term rates, to control inflation, is expected to continue through year-end and possibly into 2006. A large portion of our loan portfolio is tied to variable rates and these increases, we hope, will have a positive impact on our performance.
At the September board meeting of our subsidiary bank, The Commercial & Savings Bank (remember that CSB Bancorp, Inc. is a holding company and there is also a board of Commercial & Savings Bank), Robert Baker stepped down as Chairman of the bank and was replaced by John Waltman. Mr. Baker continues as Chairman of CSB Bancorp, Inc. This permits Mr. Baker to focus more time on holding company issues. CSB Bancorp, Inc. was recently certified as a financial holding company. This status allows us to explore nontraditional bank acquisitions. All other officer titles remain unchanged.
We remain pleased with the improvement in the stock price. At quarter end the $22.35 per share price, as quoted at www.NASDAQ.com, represented a 10.4% increase over the $20.25 of September 30, 2004.
We continue to monitor our operating expenses and, given the industry’s ongoing regulatory burden, are pleased that the increases in these expenses have remained low.
As always, we invite your feedback and comments.

Sincerely,

JOHN J. LIMBERT	ROBERT K. BAKER
President and C.E.O.	Chairman

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	SEPTEMBER 30

ASSETS:	2005	2004
Cash and due from banks	$12,030	$10,354
Federal funds sold	8,100	8,500
Securities	69,239	64,933
Net loans	216,133	212,277
Premises & equipment, net	7,804	7,689
Other assets	6,106	5,295

TOTAL ASSETS	$319,412	$309,048

LIABILITIES:
Deposits	$255,745	$239,569
Securities sold under agreements to repurchase	12,659	12,875
Other borrowings	13,184	18,873
Other liabilities	1,432	1,463

TOTAL LIABILITIES	$283,020	$272,780

SHAREHOLDERS’ EQUITY:
Common stock	$16,674	$16,674
Additional paid-in capital	6,414	6,414
Retained earnings	14,217	13,051
Treasury stock	(627)	(627)
Accumulated other comprehensive income (loss)	(286)	756

TOTAL SHAREHOLDERS’ EQUITY	$36,392	$36,268

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$319,412	$309,048

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30

INTEREST INCOME:	2005	2004	2005	2004

Interest & fees on loans	$3,730	$3,019	$10,558	$8,969
Interest on securities	695	747	2,059	2,205
Other interest income	47	7	48	10

TOTAL INTEREST INCOME	4,472	3,773	12,665	11,184

INTEREST EXPENSE:
Interest on deposits	1,103	795	2,966	2,418
Other interest expense	155	166	528	482

TOTAL INTEREST EXPENSE	1,258	961	3,494	2,900

Net interest income	3,214	2,812	9,171	8,284
Provision for loan losses	71	250	283	423

Net interest income after provision for loan losses	3,143	2,562	8,888	7,861
Noninterest income	539	523	1,626	1,568
Gain on sale of securities	0	559	247	585
Noninterest expense	2,709	2,673	8,020	7,723

Net income before federal income taxes	973	971	2,741	2,291
Federal income tax provision	283	224	771	416

NET INCOME	$690	$747	$1,970	$1,875

EARNINGS PER SHARE	$0.26	$0.28	$0.74	$0.71

DIRECTORS

Robert K. Baker	Daniel J. Miller
Chairman
Jeffrey A. Robb, Sr.
John J. Limbert
President and CEO	Samuel M. Steimel

Ronald E. Holtman	Eddie L. Steiner

J. Thomas Lang	John R. Waltman
EXECUTIVE OFFICERS

John J. Limbert
President and CEO
Rick L. Ginther
Chief Lending Officer
Paul D. Greig
Chief Operation/Information Officer
Paula J. Meiler
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

	TRADE PRICE			CASH
QUARTER			CLOSING	DIVIDEND
ENDING	HIGH	LOW	PRICE	DECLARED

12/31/03	17.55	17.00	17.00	0.12
3/31/04	18.00	17.00	17.50	0.13
6/30/04	18.50	17.07	17.85	0.13
9/30/04	20.25	17.80	20.25	0.13
12/31/04	21.00	19.65	20.00	0.13
3/31/05	21.40	19.85	20.25	0.14
6/30/05	21.15	20.05	20.50	0.14
9/30/05	22.55	20.35	22.35	0.14
ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol – CSBB.OB
STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948
Copies of
CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:
Paula J. Meiler, CFO
CSB Bancorp, Inc.
6 West Jackson Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015